CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the AmericaFirst Quantitative Funds and to the use of our report dated September 29, 2017 on the financial statements and financial highlights of AmericaFirst Defensive Growth Fund, AmericaFirst Income Fund, AmericaFirst Tactical Alpha Fund, AmericaFirst Quantitative Strategies Fund, AmericaFirst Seasonal Rotation Fund, and AmericaFirst Large Cap Share Buyback Fund, each a series of shares of beneficial interest in AmericaFirst Quantitative Funds. Such financial statements and financial highlights appear in the June 30, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                                                                                          BBD, LLP

Philadelphia, Pennsylvania

October 27, 2017